Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-33790, 333-126577, 333-179042 and 333-208986 on Form S‑8 and in Registration Statement Nos. 333-187306 and 333-209714 on Form S-3, relating to the consolidated financial statements of Avista Corporation and subsidiaries, and the effectiveness of Avista Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10‑K of Avista Corporation for the year ended December 31, 2016.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 21, 2017